Exhibit 10.17
MASTER PURCHASE AGREEMENT
     This Master Purchase Agreement (this “Agreement”) is made effective as of the 24th day of August, 2005 (“Effective Date”), by and between LINPAC MATERIALS HANDLING INC., a Kentucky corporation with an address of 120 Commerce Court, Georgetown, Kentucky 40324 (“Linpac”) and A SMART MOVE L.L.C., a Colorado limited liability company with an address of 5350 Roslyn Street, Suite 400, Greenwood Village, Colorado 80111 (“Smart Move”).
     In consideration of the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Linpac and Smart Move agree as follows:
Article 1. Definitions and Construction
1.1	In this Agreement, the following terms shall have the following meanings:

“Agreement” means this Master Purchase Agreement;
“Applicable Law” means all federal, state, and local laws, rules, regulations and executive or judicial orders that are applicable to Linpac or Smart Move, or their respective businesses, and that are applicable in any jurisdiction where the Containers are manufactured and any jurisdiction where the Containers will be maintained, stored, sold or used;
“Confidential Information” has the meaning set out in Article 10;
“Container” means that certain large, plastic household goods storage container, specifically designed and manufactured by Linpac for Smart Move, which results from using the Mold, and which is more particularly specified in Schedule A ;
“Engineering Services” means those services to be provided by Linpac in connection with the design of the Mold, supervise the production of the Mold by the manufacturer, technical analysis related to the Mold.

“Engineering Costs” means all of the costs and expenses incurred by Linpac in connection with providing the Engineering Services.
“Intellectual Property Rights” means any patent, utility model, design right, copyright (including any right in computer software), database right or topography right (whether or not any of these are registered and including applications for registrations of any such thing), drawing, specifications for Mold and any trade secret, know-how or any right or form of protection of a similar nature or having equivalent or similar effect to any of those which may subsist anywhere in the world, and for the purpose of Article 9 shall also include any trademark, service mark, trade dress, trade or business name;
“Linpac Facilities” ” has the meaning set out in Article 4.2;
“Price” means the price to be paid to Linpac for providing the Containers as set forth in Article 4.1 below;
“Purchase Order” means any purchase order or amendment to a purchase order that is a standing purchase order between Linpac, and Smart Move as of the Effective Date or submitted by Smart Move to Linpac on or after the Effective Date;
“Mold” means the mold designed and manufactured for Smart Move and used by Linpac in the manufacture of the Containers, and all related equipment, tooling and fixtures purchased or created therefore.;
“Vendor Equipment” means all equipment, machines, tooling, tools and materials paid or to be paid for by Linpac and used by in the manufacture of the Containers.
1.2 In this Agreement, the following rules of construction shall apply:
(a)	The definitions set forth above are equally applicable to both the singular and plural forms of any of the terms defined in Section 1.1.

(b)	The headings are for convenience only and shall not affect the interpretation of this Agreement.

(c)	References to Linpac or Smart Move shall be a reference to any third party with whom such Party has contracted, subcontracted or otherwise agreed to do business for the purposes of carrying out an obligation under this Agreement (e.g., the distribution of the Containers or the delivery of the Containers).
Article 2. General Agreement
2.1	During the term of this Agreement, Linpac agrees to manufacture and sell the Containers only to Smart Move and Smart Move agrees to purchase the Containers under the terms and conditions of this Agreement and the applicable Purchaser Order; provided, however, that specific commitments to provide the Containers shall be subject to the Purchase Orders issued by Smart Move and approved by Linpac. All Purchase Orders shall be subject to all of the terms and conditions of this Agreement. Any Purchase Order may be rejected by Linpac for non-compliance with any of the provisions of this Agreement. There is no required minimum amount of Containers that must be purchased by Smart Move under this Agreement, provided that Smart Move shall purchase at least 1,200 containers in the first year of the Agreement. No term or condition contained in any Purchase Order from Smart Move, other than those specifically provided in Exhibit B, shall be effective or become part of the agreement between the parties unless it has been agreed to in writing by both parties.

2.2	Subject to Article 13, this Agreement is a mutually exclusive contract. During the term of this Agreement, (i) Smart Move will have the exclusive right to purchase the Containers from Linpac for use or resale in the household/office relocation market; (ii) Linpac will not sell the Containers or any other container system that accomplishes a similar goal for any other company that would be targeting the house hold goods/office relocation market; and (iii) Linpac will have the exclusive right to manufacture the Containers for Smart Move and Smart Move will purchase all of the Containers required for its business from Linpac.
Article 3. Duration of Agreement
3.1	The Parties’ obligations hereunder shall commence on the date hereof and shall end on September 16th, 2008 or such earlier date on which this Agreement is terminated in accordance with Article 11. The Parties shall have the option to renew this Agreement for additional terms of one (1) year on the same terms as this Agreement. Said renewal terms will be deemed automatically exercised unless either Party gives the other Party written notice to the contrary at least sixty (60) days prior to termination of the initial term or any subsequent renewal term.
Article 4. Price and Terms; Enginnering Costs
4.1	Linpac currently estimates that the ** subject to the adjustments below. If, following completion of the design and the Mold for the Containers, Linpac determines that a different initial Price will be required, it shall notify Smart Move and the Parties shall mutually agree in writing upon the new initial Price. From time to time, the Price or adjusted Price, as the case may be, shall be adjusted as many times as necessary to reflect increases or decreases in the cost of plastic and other materials of which the Containers consist. Linpac shall promptly notify Smart Move of any actual change in Linpac’s cost of any plastic or other material that would result in a price adjustment (increase or decrease), and any such cost adjustments made pursuant to this Paragraph 4.1 shall be effective upon thirty (30) days’ written notice to Smart Move. At Smart Move’s request, Linpac shall provide Smart Move with written substantiation and verification of any plastic or other materials cost changes resulting in a price adjustment for Containers.
4.2	Linpac shall make all Containers available for delivery to Smart Move at Linpac (the “Linpac Facilities”), the location being determined and designated by Linpac. Smart Move shall take title to all Containers upon shipment from either of the Linpac Facilities. Linpac shall render its invoices to Smart Move upon each shipment of Containers from the Linpac Facilities, regardless of whether such shipment includes all of the Containers requested under a Purchase Order.
4.3	Smart Move shall remit payment to Linpac in full within thirty (30) days of date of each invoice; provided that Smart Move shall have a credit limit of $400,000 for purchases of Containers under this Agreement.

4.4	If Smart Move fails to pay any amount when due, including without limitation payments for the Containers, Smart Move shall pay, in addition to the sums due, interest on the entire past due balance at the rate of twelve percent (12%) per annum until the full amount of the outstanding balance, together with all related late charges, interest and other fees, have been paid in full. In addition, Smart Move shall indemnify and reimburse Linpac for all costs and expenses, including reasonable attorneys fees, incurred in enforcing the terms of this Agreement against Smart Move or collecting any amounts due from Smart Move under this Agreement.
4.5	Smart Move shall be obligated to pay Linpac a fee ** in payment of ** Engineering Costs.
Article 5. Mold; Costs and Manufacture
5.1	Smart Move shall pay all of the costs and expenses of manufacturing the Mold directly to the company selected to do the work. ** shall provide the Engineering Services related to the design and manufacture of the Mold. Smart Move shall be deemed to be the owner of the Mold and all of the Intellectual Property rights associated with the Mold; provided that Smart Move hereby grants to Linpac the right to possess and use Mold during the term of this Agreement for the purposes contemplated by this Agreement. Once the final design criteria for the Mold are completed, and following discussions with the manufacturing company, Linpac shall provide Smart Move with an estimate of the cost of the Mold. Linpac shall manufacture a pilot Container in accordance with the final design criteria. Smart Move shall inspect the pilot Container and, if it is satisfactory to Smart Move, notify Linpac in writing of its approval of the pilot container. Following Smart Move’s approval of the final design criteria and the pilot Container, any modification to the design or manufacture of the Containers shall be made only with the mutual agreement of both parties and Smart Move shall be responsible for all of the costs and expenses of making such modification and of any increase in the cost of each Container arising from such modification.
5.2	Linpac shall undertake to provide the Engineering Services and to facilitate the manufacture of the Mold in accordance with that time line set forth on Schedule B attached to this Agreement (the “Time Line”); provided that Linpac shall not have any liability for the failure to provide any or all of such services in accordance with the Time Line. The Parties acknowledge that the Time Line is merely an estimate of the schedule for the provision of the Engineering Services by Linpac.

Article 6. Risk of Loss, Receipt and Inspection
6.1	The risk of loss or damage to the Containers shall pass from Linpac to Smart Move at the time of the shipment of the Containers by Smart Move from the Linpac Facilities. Unless otherwise agreed by the parties, Smart Move shall be responsible for selecting the freight forwarder which shall pick up the Containers and Smart Move shall be responsible for the payment of all costs and expenses of transporting the Containers from the Linpac Facilities. Smart Move may inspect the Containers at the time of delivery and, during such inspection, Smart Move and its agents shall comply with all rules and guidelines established by Linpac for the Linpac Facilities.
Article 7. Warranties
7.1	Linpac expressly warrants the Containers furnished by Limpac to be free from defects in workmanship and materials for a period of three (3) years from the date of delivery. If within such time, a Container is proved to Linpac satisfaction to be so defective, Linpac, at its option, will repair or replace the Container. Linpac must receive written notice of any claim within ten (10) days of the discovery of the defect, and may require the return of the Container at issue to Linpac F.O.B. at the Linpac Facilities. If replaced, Linpac will provide payment of or credit for its Price upon the return of the Container plus transportation charges relating to such return. This warranty shall not apply to Containers or Container parts which have been altered in any manner other than by Linpac personnel, or repaired contrary to Linpac instruction, or have not been handled or maintained properly by Smart Move.
LINPAC DISCLAIMS ALL OTHER EXPRESS WARRANTIES AND ALL IMPLIED WARRANTIES AS TO THE QUALITY OF ANY PRODUCT, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Article 8. Mold; Security Interests
8.1	In the event of a delinquent payment of any invoice, as agreed to in Section 4.3, Linpac shall have the right to suspend deliveries of all Containers and/or require future payments to be made prior to any requested delivery of Containers. Linpac is authorized to file a security interest in the Mold and any Container inventory in the possession of Linpac at its own premises, if Smart Move fails to fulfill its financial obligations as agreed to in the terms of Section 4.3.
8.2	Linpac shall maintain the Mold in good condition and repair, at the cost and expense of Smart Move. Linpac shall invoice Smart Move for any costs Linpac incurs in such maintenance or repair, but shall notify Smart Move, and must receive Smart Move’s permission, prior to undertaking any maintenance or repair. Linpac shall not be responsible for any delay in performing its obligations under this Agreement resulting from Smart Move’s failure to timely respond to any request for permission for maintenance or repair.
Article 9. Intellectual Property and Infringement
9.1	Smart Move is deemed to be the owner of any Intellectual Property Right with respect to the design of the Mold and the Containers. Linpac shall have the right, upon the consent of Smart Move, to grant sublicenses to other parties in connection with the manufacture of the Containers.
9.2	In the event Smart Move is involved in a dispute with a third party in connection with Intellectual Property Rights relating to the Containers or the parts thereof, or Smart Move believes that there is a likelihood that such a dispute may occur, Smart Move shall immediately notify Linpac, and shall furnish all information in its possession or under its control relating to the dispute.
Article 10. Confidentiality
10.1	The Parties recognize that each of them (“Receiving Party”) may, during the course of this Agreement, gain knowledge of, have access to, and have otherwise disclosed to it certain nonpublic information that is proprietary to the other Party and its Affiliates (“Disclosing Party”) and which is of a secret or confidential nature (“Confidential Information”). The following information shall be considered the Confidential Information:

(a)	information concerning the business operations of either Party or any of their Affiliates (including product planning, manufacturing, advertising programs, sales promotions, complaints, budgets, and forecasts); and

(b)	inventions, designs, and research and development programs.
10.2	The Receiving Party shall not disclose, publish, release, transfer or otherwise make available Confidential Information of the Disclosing Party in any form to, or for the use or benefit of, any third party without the Disclosing Party’s prior written consent.

10.3	The obligations of confidentiality shall not apply if:
(a)	the Confidential Information is, or becomes (other than through a breach of this Agreement) generally known to the public;

(b)	the Confidential Information was in the Receiving Party’s possession prior to its disclosure by the Disclosing Party, as demonstrated by the Receiving Party’s written records;

(c)	the Confidential Information is developed independently by the Receiving Party without reliance on information or materials provided by the Disclosing Party, as demonstrated by the Receiving Party’s written records;

(d)	the Confidential Information was rightfully received by the Receiving Party without obligation of confidentiality from a third party, as demonstrated by the Receiving Party’s written records; or

(e)	disclosure is required by law; provided that the Receiving Party gives the Disclosing Party prompt notice of the request for disclosure, cooperates with the Disclosing Party in obtaining a protective order or other remedy, and discloses only that portion of the Confidential Information which it is legally compelled to disclose.
10.4	Each Party acknowledges that the disclosure of the other Party’s Confidential Information may result in irreparable injury to that Party and that such Party will be entitled to seek injunctive relief in addition to any other legal or equitable remedies that may be available.
Article 11. Insurance
11.1	Smart Move shall, at its own expense, maintain and carry in full force and effect general liability, public liability, workers’ compensation liability and property damage (fire, casualty and theft) insurance. All insurance will be maintained in such amounts and with such deductibles as are commonly carried by prudent businesses similarly situated or as is otherwise required by Applicable Law. Smart Move’s insurance shall insure against any liability for loss, injury, damage or claims caused by or arising out of or in connection with the operations of Smart Move’s business, including the ownership, transportation, use or storage of the Containers, including injury to or death of Smart Move’s employees, agents or any other persons or entities and damage to or destruction of public or private property.
Article 12. Indemnification; Limitation on Damages
12.1	In addition to what is specified elsewhere in this Agreement, Smart Move shall indemnify and hold harmless Linpac and its officers, directors and employees, in full against all loss, liability, damages, costs and all expenses, including attorney fees and expert fees, arising directly or indirectly out of Smart Move’s use or sale of the Containers, including claims, actions or lawsuits alleging:
(a)	personal injury, property damage or economic damage attributable to Smart Move, the materials it uses or the services it provides,

(b)	any design, manufacturing or warning defect relating to the Container or any part thereof to the extent attributable to Smart Move,

(c)	any violation by Smart Move of any of Smart Move’s warranties or Applicable Law,

(d)	any act or omission of Smart Move or its employees or agents in taking delivery, using, selling or otherwise disposing of the Containers or any part thereof, including any injury, loss or damage to persons caused or contributed to by any of their negligence, or

(e)	any other claims resulting from the acts or omissions of Smart Move or its employees or agents.
12.2	TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EXCEPT FOR THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER FOR THIRD PARTY CLAIMS OR ANY REGULATORY ACTION, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY, ANY CUSTOMER, OR ANY OTHER THIRD PARTY FOR LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, BASED UPON A CLAIM OF ANY TYPE OR NATURE, INCLUDING BUT NOT LIMITED TO CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY OR STRICT LIABILITY, OR CLAIMS ARISING FROM THE TERMINATION OR EXPIRATION OF THIS

AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, THE MAXIMUM LIABILITY OF Linpac TO SMART MOVE ARISING IN CONNECTION WITH THE PURCHASE OR USE OF ANY PRODUCT SOLD TO SMART MOVE HEREUNDER, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, TORT INCLUDING NEGLIGENCE OR OTHERWISE, SHALL IN NO CASE EXCEED THE AGGREGATE PRICE PAID BY SMART MOVE TO Linpac FOR PRODUCTS DURING THE TWELVE MONTH PERIOD PRECEDING SUCH CLAIM (NOT INCLUDING REIMBURSEMENT OF THE ENGINEERING COSTS).
Article 13 Termination
13.1	Notwithstanding the term of this Agreement set forth above, either Party may terminate this Agreement effective immediately by notice in writing (the “Default Notice”) if the other Party is in material breach of, or in default under, any term of this Agreement. Each party shall have thirty (30) days from the date of the Default Notice to cure such breach or default set out in the Default Notice; provided, however, that there shall be no right to cure any failure to pay any amount due under this Agreement.
13.2	Notwithstanding the term of this Agreement set forth above, either Party may terminate this Agreement without liability with immediate effect by serving a written notice on the other Party in the event such other party becomes insolvent or bankrupt, is placed into administration, receivership or liquidation, commences proceedings to be wound up, enters into any voluntary arrangement with its creditors, or on the happening of any similar event according to the laws of its domicile.
13.3	In the event of expiration or termination of this Agreement for any reason by Smart Move, then, if any Purchase Order is pending at the time of the termination or expiration of this Agreement, Linpac shall have the right, at its sole discretion, to cancel any such Purchase Order or to have it completed by Smart Move. If Linpac elects to have such Purchase Order completed, this Agreement shall continue to apply to such Purchase Order and Smart Move shall pay for such Purchase Order according to its terms.
In the event that Linpac chooses to terminate this Agreement at any time, if Linpac has prior to such termination, accepted a Purchase Order from Smart Move, then Linpac must complete this purchase order and Smart Move shall pay for such Purchase Order according to its terms.
13.4	Smart Move recognizes that if this Agreement is terminated due to Smart Move’s inability, failure or refusal to perform, for any reason (including but not limited to material breach, insolvency, bankruptcy, being placed into administration, receivership or liquidation, commencement of proceedings to be wound up, entering into any voluntary arrangement with its creditors, or on the happening of any similar event according to the laws of its domicile), then the following shall apply:
(a)	Linpac will be entitled to (i) retain the Mold and any and all Intellectual Property rights thereto, (ii) exercise all rights of a secured creditor under Applicable Law, (iii) invoice Smart Move for any and all expenses owed to Linpac, and (iv) assert and exercise any and all other remedies available at law or in equity, including without limitation damages resulting from such inability, failure or refusal to perform, or failure to perform or adequately assure future performance.
Article 14. Miscellaneous
14.1	Waiver and Remedies. No delay or omission by either Party in exercising any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any other breach of such or any other provision. Remedies available to Linpac or Smart Move under this Agreement shall be cumulative and additional to any other or further remedies implied or available at law, in equity or under this Agreement.
14.2	Entire Agreement. This Agreement sets forth the entire and only agreement and understanding between the Parties relating to the services to be provided with respect to the Parts and supersedes all negotiations, commitments and writings prior to the date of this Agreement. This Agreement may not be modified, supplemented or amended except by a written agreement executed by both Parties. In the event of any inconsistencies between the terms of this Agreement and the terms contained in any other document, instrument, agreement or Purchase Order related to providing the services contemplated by this Agreement, the terms of this Agreement shall prevail.
14.3	Compliance with Applicable Laws. Smart Move and LinPac warrant that each of them has and will continue, in performing hereunder, to comply with all Applicable Laws.
14.4	Assignment. The rights and obligations under this Agreement or this Agreement itself, either in whole or in part, shall not be assigned or transferred by Smart Move without the prior written consent of **. Any assignment or attempted assignment of this Agreement or any part thereof by Smart Move, whether by voluntary act or operation of law, shall be null and void, unless it is approved in writing by ** in advance.
14.5	Force Majeure. Neither Party shall be responsible to the other by reason of failure to perform obligations hereunder to the extent that the failure to perform is caused by an act of God, flood, fire, storm, earthquake, shipwreck, acts of public enemy, or acts or omissions of any sovereign government, branch or agency thereof and other similar events beyond reasonable control of the Party whose performance is prevented or interfered with. The affected Party shall promptly notify the other Party and shall not be responsible for its failure to perform any obligation required under this Agreement as a result of any of the foregoing. The Parties specifically agree that strikes and labor disputes at the Party whose performance is prevented or interfered with shall not be included in the Force Majeure events.
14.6	Survival Those covenants and obligations contained in Article 7 (Warranties), Article 8 (Mold; Security Interests), Article 9 (Intellectual Property Rights and Infringement), Article 10 (Confidentiality), Article 12 (Indemnification; Limitation on Damages), Section 14.3 (Compliance with Laws), Section 14.4 (Assignment), Section 14.7 (Governing Law), and Section 14.8 (Jurisdiction; Waiver of Jury Trial) shall survive the expiration or termination of this Agreement for any reason whatsoever.
14.7	Governing Law. This Agreement and all Purchase Orders shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without giving effect to principles of conflicts of law.
14.8	Waiver of Jury Trial.
THE PARTIES HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING BROUGHT UNDER OR IN CONNECTION WITH THIS AGREEMENT.
14.9	Severability. If any court of competent jurisdiction finds any provision of this Agreement to be unenforceable or invalid in whole or in part, such finding shall not affect the validity of the other provisions of this Agreement or the remainder of the provision in question.

14.10	Counterparts. This Agreement may be executed in any number of counterparts and by different Parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a Party by facsimile transmission shall be deemed to be an original signature hereto.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Parties have executed this Master Purchase Agreement by and through their duly authorized representatives on the date first above written.

LINPAC MATERIALS HANDLING, INC
By:

Its:	President, /s/ James Dobell

A SMART MOVE L.L.C.

By:	/s/ Chris Sapyta

Its:	President, Chris Sapyta

SCHEDULE A
(Description of the Containers)

SCHEDULE B
(Time Line)
**Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.**